Exhibit 99

Farmers & Merchants Bancorp
Reports Record Second Quarter and
Year-to-Date Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced record net income for second quarter of 2018.

For the quarter ending June 30, 2018, Farmers & Merchants Bancorp reported net income of $10.6 million, or $12.90 per share, a 28.9% increase from net income of $8.2 million earned in the second quarter of 2017. Net interest income for the quarter ending June 30, 2018 was $30.5 million, up 15.0% from the same quarter in 2017. The Company’s net interest margin on a tax equivalent basis was 4.29% in the second quarter of 2018, compared to 3.89% in the second quarter of 2017.  Return on average assets for the second quarter of 2018 was 1.38%, and return on average equity was 13.62%. Total assets at quarter-end were $3.1 billion, up 2.8% from the second quarter of 2017. Total loans and leases outstanding reached $2.3 billion, an increase of 6.4% from June 30, 2017, and total deposits of $2.7 billion increased 1.3% from June 30, 2017 (total deposits would have increased 4.7% from June 30, 2017, however, given its strong liquidity position, the Company decided not to renew $90 million of high rate public funds time deposit accounts from the State of California). At quarter-end, total checking deposits represented 52.6% of total deposits compared to 47.5% at June 30, 2017. The Company’s credit quality remained strong with non-performing loans and leases as of June 30, 2018 totaling only 0.03% of total loans and leases. The provision for credit losses was $500,000 for the quarter, and at quarter-end the Company’s allowance for credit losses was $51.1 million, or 2.18% of total loans and leases, representing an increase of $2.1 million from June 30, 2017. The Company’s tier 1 leverage capital ratio was 10.77% at June 30, 2018, and the total capital ratio was 13.19%, resulting in the highest possible regulatory classification of “well capitalized.”

For the six-month period ending June 30, 2018, net income was $20.4 million, up 28.0% from the prior year, and earnings per share of common stock outstanding were $25.14.  For the first six months, return on average assets was 1.35%, and return on average equity was 13.38%.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s strong performance in the second quarter of 2018. The recent decrease in corporate tax rates, when combined with an improving net interest margin as a result of rising short-term interest rates, more than offset the significant costs that the Company has incurred as part of its pending acquisition of Bank of Rio Vista. Since we anticipate that short-term rates will continue to rise, and that the overall economy will remain strong, we remain positive about the rest of 2018.  Bank credit quality remains excellent and capital ratios remain above all regulatory well-capitalized measures.  We have maintained a 5-Star rating from BauerFinancial for 27 consecutive years, longer than any other commercial bank in the state of California.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 28 convenient locations. In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa with a full-service branch in process. In March 2018, Farmers & Merchants Bancorp entered into a definitive agreement to purchase Bank of Rio Vista, and this transaction is expected to close in the third quarter of 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA evaluation. For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.